Exhibit 10.15

DAVID A. HERTZOG Vice President & General Counsel	800 Cabin Hill Drive Greensburg, PA 15001 (724) 838-6993 FAX: (724) 830-5151 dhertzog@alleghenyenergy.com

July 16, 2004

VIA FEDERAL EXPRESS

Edward Dudzinski

6900 Capitol View Court

Johnston, IA 50131

Dear Ed:

We are pleased to extend to you our offer of employment with Allegheny Energy Service Corporation (“Allegheny”) for the position of Vice President, Human Resources. We look forward to having you start work on August 2, 2004 (your “Start Date”). This offer letter confirms the terms of our offer and describes your compensation and benefits package.

•	Your base salary will be payable in accordance with Allegheny’s regular payroll practices at the rate of $300,000 per year.

•	You will be eligible to receive annual incentive compensation under Allegheny’s Annual Incentive Plan. Your target bonus will be 50% of your annual base salary and your maximum bonus will be 100% of your annual base salary (pro-rated for 2004 based upon the period of your employment), For purposes of clarity, your target bonus for calendar year 2004 shall be $62,500 and your maximum bonus shall be $125,000. You must be employed by Allegheny on the date on which Incentive compensation is paid in order to be eligible for incentive compensation payments thereunder.

•	You will receive a sign on bonus of $142,500 within ten days after your Start Date. You will be required to return promptly this bonus to Allegheny if, prior to the first anniversary of your Start Date, you resign your employment with Allegheny or your employment is terminated by Allegheny for Cause (as defined in Section 2(a) of the Change in Control Agreement attached hereto).

•	You will receive a grant of stock options for 125,000 shares of Allegheny Energy, Inc.’s common stock on your Start Date (the “Grant Date”). The exercise price of such options will be the closing price of Allegheny Energy, Inc. common stock on the Grant Date, as quoted in the NYSE Composite Transaction Listing in The Wall Street Journal. Such options will be granted under the Allegheny Energy, Inc. 1998 Long-term Incentive Plan and will be subject to the terms and conditions of such Plan and the relevant option award letter. Such options will vest in five equal installments on each of the first five anniversaries of your Start Date; provided, however, that the vesting of the fifth and final installment of such options shall be accelerated and shall vest on the fourth anniversary of your Start Date if Paul J. Evanson shall not be in the employ of Allegheny at the end of such fourth anniversary of your Start Date.

•	You will receive a grant of 25,000 stock units (the “Units”) on your Start Date. Such Units will vest in five equal installments on each of the first five anniversaries of your Start Date, except as otherwise provided in the next succeeding paragraph. Payment of Units will be made in shares of Allegheny Energy, Inc.’s stock. Such Units will be granted under the Allegheny Energy, Inc. Stock Units Plan and will be subject to the terms and conditions of such Plan and the relevant stock unit award letter.

•	In the event that you are terminated by Allegheny without Cause, Allegheny will pay to you a cash severance payment equal to the sum of your annual base salary and target bonus (as each shall be then in effect). The cash severance payment will be made in equal semi-annual installments following the date of such termination. In addition, all Units shall vest on the date of any such termination.

•	You will be eligible to participate in the Allegheny Power System Supplemental Executive Retirement Plan (the “SERP”) on the terms and conditions set forth therein except that (i) solely for purposes of determining your eligibility for benefits and the amount of your benefits under the SERP, if you remain employed by Allegheny on the fifth anniversary of your Start Date you will be credited with five additional Years of Service as defined under the SERP and (ii) solely for purposes of determining your eligibility for benefits under the SERP, you will be deemed to have reached age 55 on the date that your employment with Allegheny ends for any reason. No adjustment will be made to your age for purposes of computing the actual amount of your benefits under the SERP. In the event that you are terminated by Allegheny without Cause prior to the fifth anniversary of your Start Date, you shall be fully vested and credited with the five additional Years of Services specified in clause (i) above.

•	You will be entitled to participate in all benefit plans made available to employees generally. Such plans may include tax-qualified and disability, medical, group life insurance, supplemental life insurance, sick leave, and retirement and welfare benefit plans. In addition, you will be entitled to participate in the Allegheny Energy Executive Compensation Plan, which includes reimbursement of medical and dental premiums paid by you, five weeks of vacation per year, sick pay allowance of one year of full pay and one year of half pay, and an annual physical examination.

•	On your Start Date, Allegheny will enter into a Change in Control Agreement with you substantially in the form attached hereto.

•	If you choose to relocates your primary residence within twelve months of your Start Date, you will be reimbursed for reasonable out-of-pocket moving expenses (and gross up for any income taxes incurred as a result of such reimbursement). If you use Allegheny’s home relocation firm, the cost of selling your home will be absorbed by Allegheny in accordance with Allegheny’s standard relocation policy. You will also be entitled to receive relocation assistance coordination to help you in arranging for temporary housing and moving. Allegheny will also reimburse you for temporary living expenses for a period not to exceed six months.

•	In return for the foregoing compensation and benefits, you agree to devote all of your business time and attention to Allegheny’s business and affairs. In addition, you acknowledge and agree that the terms of this letter and the attached Change in Control Agreement do not imply employment for a specific period and thus your employment is at will. Either you or Allegheny may terminate your employment at any time, with or without Cause and with or without notice.

•	You represent and warrant to Allegheny that you are not subject to any employment or other agreement that prevents you from accepting employment with Allegheny or performing the duties of your position contemplated hereunder or that could subject Allegheny to any future liability or obligation to any third party.

•	Allegheny shall be entitled to withhold any required federal, state or local withholding or other taxes from payments due hereunder.

•	For a period of one year after termination of your employment with Allegheny for any reason, whether terminated for Cause, without Cause or by your resignation, you will not accept employment from or aid or render services, directly or indirectly, to any Conflicting Organization unless Allegheny provides you with its prior written consent. You acknowledge that your education and experience enables you to obtain employment in many different areas of endeavor and to work for different types of employers, so it will not be necessary for you to violate these noncompetition provisions to remain economically viable. “Conflicting Organization” means the following organizations, their subsidiaries and affiliates, and their respective successors and assigns:

•	FirstEnergy Corporation

•	American Electric Power, Inc.

•	Excelon Corporation

•	Pennsylvania Power and Light Resources, Inc.

•	Baltimore Gas and Electric Company

•	Potomac Electric and Power Company

•	Dominion Resources, Inc.

•	DQE, Inc.

•	You agree that, during your employment with Allegheny and for a period of two years following the termination of your employment with Allegheny, whether terminated with Cause, without Cause or by your resignation, you will not, directly or indirectly, solicit or induce, or attempt to solicit or induce, any employee of Allegheny to leave Allegheny for any reason whatsoever, or hire or solicit the services of any employee of Allegheny, unless Allegheny provides you with its prior written consent.

•	All offers of employment are contingent on your ability to meet the terms of the Immigration Reform and Control Act which requires you to provide documents which prove your identity and demonstrate that you are authorized to work in the U.S. You will also be required to execute Allegheny’s standard employee confidentiality agreement for new employees and to comply with all of Allegheny’s applicable policies, guidelines, directives and codes of conduct. This offer is also contingent upon the results of a physical examination, drug test, and background investigation. Please follow the Instructions below to facilitate the employment process:

•	Complete, sign, and fax to us the enclosed Notification and Authorization to Conduct Background Investigation form with your signed copy of this letter. Our fax number is 724-830-5801. Please return originals in person or by U.S. mail.

•	We also ask that you contact our office at 724-830-5725 (Christina Wukich, Administrative Assistant) to arrange for the required pre-employment physical and drug screen.

•	This letter embodies the entire understanding between you and Allegheny and supersedes any other oral or written agreements or understandings between us. The terms of this offer letter are strictly confidential and you agree not to disclose the contents to any person or entity other than to members of your immediate family and your legal and financial advisors.

Please confirm your acceptance of the foregoing by signing and returning to us a copy of this letter and the attached Notification and Authorization to Conduct Background Investigation form as quickly as possible.

Sincerely yours,

/s/ DAVID B. HERTZOG

c:	P. J. Evanson

D. P. Lutz

AGREED TO AND ACCEPTED.

/s/ EDWARD DUDZINSKI
Edward Dudzinski

4